Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

FLEX LTD.

AND

AXIOM SOLUTIONS INTERNATIONAL, INC.

DATED AS OF [•]

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Section 15.11	Subsidiaries	32
Section 15.12	Third Party Beneficiaries	32
Section 15.13	Title and Headings	33
Section 15.14	Governing Law	33
Section 15.15	Specific Performance	33
Section 15.16	Severability	33
Section 15.17	No Duplication; No Double Recovery	33

EXHIBITS

Exhibit A	Services
Exhibit B	Excluded Services
Exhibit C	Contract Managers and Managed Services Managers
Exhibit D	Managed Services Employees
Exhibit E	Leased Employees

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 199002645H (“RemainCo”) and Axiom Solutions International, Inc., a Texas corporation (“SpinCo”) (each of RemainCo and SpinCo, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, RemainCo and SpinCo, or certain of their respective Affiliates, have entered into that certain Separation and Distribution Agreement, dated as of [•], 2026 (together with all exhibits and schedules thereto, the “Separation Agreement”);

WHEREAS, the Separation Agreement contemplates that RemainCo and SpinCo will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein; and

WHEREAS, each of RemainCo and SpinCo wishes to provide to the other Party certain services during a transitional period commencing as of the Effective Date, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions . Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Separation Agreement or the Employee Matters Agreement (as applicable). As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Additional Service” has the meaning set forth in Section 2.3(c).

(b) “Additional Service Extension” has the meaning set forth in Section 13.2(b).

(c) “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of RemainCo or RemainCo’s shareholders prior to, or in the case of SpinCo’s stockholders, after the Effective Date.

(d) “Agreement” has the meaning set forth in the Preamble to this Agreement.

(e) “Bundled Services” means, with respect to a particular Service, any other Services that are bundled with, cannot be provided in the absence of, or otherwise are dependent on such Service, including any Services identified in Exhibit A as “Bundled Services” with respect to such Service.

(f) “Business” means (i) with respect to RemainCo and/or one or more members of the RemainCo Group, the RemainCo Business, or (ii) with respect to SpinCo and/or one or more members of the SpinCo Group, the SpinCo Business.

(g) “Change” has the meaning set forth in Section 2.4(a).

(h) “Change Request” has the meaning set forth in Section 2.4(a).

(i) “Confidential Information” has the meaning set forth in Section 10.1.

(j) “Consents” means any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

(k) “Contract” means any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(l) “Contract Manager” has the meaning set forth in Section 14.1.

(m) “Cost of Service” means, with respect to each Service, Managed Service and Leased Employee Service, the amount specified in Exhibit A to be paid by the Service Recipient to the Service Provider with respect to such service.

(n) “Data Protection Laws” means the following to the extent applicable from time to time: (i) the California Consumer Privacy Act, as amended by the California Privacy Rights Act, (ii) the General Data Protection Regulation (2016/679) (“GDPR”) and the GDPR as transposed into the national laws of the United Kingdom (“UK GDPR”), (iii) any national law supplementing the GDPR and UK GDPR and (iv) any other data protection or privacy Laws, regulations, regulatory requirements or binding codes of practice throughout the world issued by or with the approval of a relevant data protection authority applicable to the Processing of Personal Data (as amended or replaced from time to time).

(o) “Disclosing Party” has the meaning set forth in Section 10.2.

(p) “Early Termination Charges” has the meaning set forth in Section 13.4.

(q) “Early Termination Consequence Notice” has the meaning set forth in Section 13.3(c).

(r) “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(s) “Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of [•], 2026, by and between RemainCo and SpinCo.

(t) “Excluded Services” has the meaning set forth in Section 2.1.

(u) “Expenses” has the meaning set forth in Section 8.2.

(v) “Facilities” has the meaning set forth in Section 7.1(a).

(w) “Force Majeure Event” has the meaning set forth in Section 15.1.

(x) “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, official or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory, authority or administrative functions of or pertaining to government and any executive official thereof.

(y) “Group” means (i) with respect to SpinCo, the SpinCo Group, and (ii) with respect to RemainCo, the RemainCo Group.

(z) “Initial Service Term” means, for each Service, the initial service term set forth on Exhibit A for such Service.

(aa) “Intellectual Property” means any and all rights (created or arising in any jurisdiction anywhere in the world, whether registered or not, and whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) rights in Know-How, (v) rights in Software and data, (vi) all other intellectual property or proprietary rights and (vii) all registrations and applications for registration of any of the foregoing clauses (i) through (vi).

(bb) “IT Assets” means all Software, computer systems, telecommunications equipment, data and databases, internet protocol addresses, and documentation, reference, resource and training materials to the extent relating thereto, other than, in each case, Intellectual Property contained therein.

(cc) “Leased Employees” means any Delayed Transfer Employee who the Parties mutually agree in writing will provide Leased Employee Services pursuant to this Agreement.

(dd) “Leased Employee Costs” has the meaning set forth in Section 3.5.

(ee) “Leased Employee Services” has the meaning set forth in Section 3.4.

(ff) “Leased Employee Services Period” has the meaning set forth in Section 3.4.

(gg) “Managed Services” has the meaning set forth in Section 3.1.

(hh) “Managed Services Costs” has the meaning set forth in Section 3.2.

(ii) “Managed Services Employees” means any Delayed Transfer Employee who the Parties mutually agree in writing will provide Managed Services pursuant to this Agreement.

(jj) “Managed Services Manager” has the meaning set forth in Section 3.3.

(kk) “Managed Services Period” has the meaning set forth in Section 3.1.

(ll) “Migration” has the meaning set forth in Section 6.2(a).

(mm) “Migration Costs” has the meaning set forth in Section 6.2(b).

(nn) “Migration Plan” has the meaning set forth in Section 6.2(a).

(oo) “Non-Service-Specific Dispute” has the meaning set forth in Section 14.3(b).

(pp) “Omitted Services” has the meaning set forth in Section 2.3(b).

(qq) “Outside Date” has the meaning set forth in Section 13.1.

(rr) “Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.

(ss) “Personal Data” means (i) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual, and (ii) any information that constitutes “personal information,” “personal data,” “personally identifiable information” or other corollary term under Data Protection Laws.

(tt) “Processing” (and its cognates) means, in addition to any definition for any corollary term provided by Data Protection Laws, any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(uu) “Provider Indemnified Parties” has the meaning set forth in Section 12.1(a).

(vv) “Receiving Party” has the meaning set forth in Section 10.2.

(ww) “Recipient Indemnified Parties” has the meaning set forth in Section 12.1(b).

(xx) “Reference Period” means the twelve (12)-month period immediately prior to the Effective Date.

(yy) “RemainCo” has the meaning set forth in the Preamble to this Agreement.

(zz) “Required Systems” has the meaning set forth in Section 7.1(a).

(aaa) “Security Incident” has the meaning set forth in Section 7.1(c).

(bbb) “Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

(ccc) “Service” means the individual services set forth on Exhibit A, together with any Omitted Services and Additional Services agreed to by the Parties pursuant to Section 2.3.

(ddd) “Service Charge” has the meaning set forth in Section 8.1.

(eee) “Service Coordinator” has the meaning set forth in Section 14.2.

(fff) “Service Extension” has the meaning set forth in Section 13.2(a).

(ggg) “Service Provider” means any member of the (i) RemainCo Group, with respect to the Services, Leased Employee Services and Managed Services to be provided by or on behalf of RemainCo to any member of the SpinCo Group, and (ii) SpinCo Group, with respect to the Services, Leased Employee Services and Managed Services to be provided by or on behalf of SpinCo to any member of the RemainCo Group.

(hhh) “Service Recipient” means any member of the (i) RemainCo Group, with respect to the Services, Leased Employee Services and Managed Services to be provided by or on behalf of SpinCo to any member of the RemainCo Group, or (ii) SpinCo Group, with respect to the Services, Leased Employee Services and Managed Services to be provided by or on behalf of RemainCo to any member of the SpinCo Group.

(iii) “Service-Specific Dispute” has the meaning set forth in Section 14.3(a).

(jjj) “Service Taxes” has the meaning set forth in Section 8.3(a).

(kkk) “Service Term” means, for each Service, the Initial Service Term and any Service Extension and Additional Service Extension, if applicable.

(lll) “Software” means all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

(mmm) “SpinCo” has the meaning set forth in the Preamble to this Agreement.

(nnn) “Sub-Contractor” has the meaning set forth in Section 2.2(a).

(ooo) “Tax” has the meaning set forth in the Tax Matters Agreement.

(ppp) “Term” has the meaning set forth in Section 13.1.

(qqq) “Third Party” means any Person other than RemainCo, SpinCo and their respective Affiliates.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause and Exhibit are references to the Articles, Sections, paragraphs, clauses and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the Preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group, references to “RemainCo” shall also be deemed to refer to the applicable member of the RemainCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by SpinCo or RemainCo shall be deemed to require SpinCo or RemainCo, as the case may be, to cause the applicable members of the SpinCo Group or the RemainCo Group, respectively, to take, or refrain from taking, any such action.

ARTICLE II

PROVISION OF SERVICES

Section 2.1 Services Provided . Upon the terms and subject to the conditions set forth in this Agreement, the Service Provider shall provide (or, in accordance with Section 2.2(a), procure the provision of) the Services to the Service Recipient. Subject to Section 2.4, the Service Provider shall not be obligated to provide, and the Service Recipient shall not have any right to receive, any services under this Agreement except for services expressly included as Services hereunder. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, the Service Provider shall have no obligation under this Agreement to provide, or cause to be provided, any of the services identified on Exhibit B (the “Excluded Services”).

Section 2.2 Personnel, Resources and Third Parties.

(a) The Service Provider may, at its option, from time to time, delegate or subcontract any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other Third Parties (each, a “Sub-Contractor”) in connection with the performance of the Services; provided, however, that the Service Provider shall remain ultimately responsible for ensuring that all of its obligations under this Agreement are satisfied with respect to any Services provided by any such Sub-Contractor and shall be liable to Service Recipient for any failure of a Sub-Contractor to so satisfy such obligations (or if a Sub-Contractor otherwise breaches any provision hereof). Except as agreed by the Parties in Exhibit A or otherwise in writing, the Service Provider’s election to use a Sub-Contractor for a particular Service shall not materially increase the Service Charges payable hereunder.

(b) The Service Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services will remain at all times, and be deemed to be, employees or representatives solely of the Service Provider responsible for providing such Services (or its Affiliates or Sub-Contractors, as applicable) for all purposes, and shall not be deemed to be employees or representatives of the Service Recipient. The Service Provider (or its Affiliates or Sub-Contractors, as applicable) shall be solely responsible for payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, disability and the withholding and payment of applicable Taxes relating to such employment, and all medical benefit premiums, vacation pay, sick pay or other fringe benefits for any personnel who perform Services on behalf of such Service Provider. All such personnel will be under the sole direction, control and supervision of the Service Provider and the Service Provider has the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such personnel.

(c) The Service Recipient acknowledges and agrees that the Service Provider may, but shall not be obligated to, enhance, upgrade or expand the capacity of any existing IT Asset under this Agreement, and that, for the avoidance of doubt, the Service Provider shall not be obligated to enhance, upgrade or expand the capacity of any IT Assets that are exclusively used in the Service Recipient’s Business.

Section 2.3 Omitted Services.

(a) Within the thirteen (13)-month period following the Effective Date, the Service Recipient may request the Service Provider to provide services that (i) were provided by the Service Provider or any of its Affiliates (either directly or indirectly) to the Service Recipient’s Business within the Reference Period, (ii) are reasonably necessary for the operation of the Service Recipient’s Business in substantially the same manner as conducted as of the Effective Date, and (iii) are not Excluded Services. Any request for such omitted service shall be in writing and shall specify, as applicable, (A) the type and the scope of such service, (B) who is requested to perform such service, (C) where and to whom such service is to be provided, (D) the proposed term for such service, and (E) the proposed service fees payable for such service.

(b) The Service Provider shall provide, or shall cause to be provided, any omitted service requested by the Service Recipient in accordance with Section 2.3(a); provided that (i) the Service Provider or its Affiliates are reasonably capable of providing such omitted service and (ii) such omitted service cannot reasonably be provided by the Service Recipient or its Affiliates or obtained by the Service Recipient or its Affiliates from a Third Party on commercially reasonable terms (any validly requested services satisfying the foregoing clauses (i) and (ii), “Omitted Services”). Following the Service Recipient’s request for an Omitted Service, the Parties shall in good faith negotiate an amendment to Exhibit A, which shall describe in detail the service, project scope, term, price and other applicable terms for such Omitted Service. Once agreed to in writing, the amendment to Exhibit A shall be deemed part of this Agreement as of such date and such Omitted Services shall be deemed “Services” provided hereunder, in each case, subject to the terms and conditions of this Agreement; provided, however, that the Service Provider shall not be required to provide any Omitted Services, at any price, that would prevent, or be reasonably likely to prevent, or be inconsistent with the Tax-Free Status of the Transactions with respect to the Distribution (as defined in the Tax Matters Agreement).

(c) To the extent that any omitted service requested by the Service Recipient in accordance with Section 2.3(a) does not satisfy the requirements set forth in clauses (i) or (ii) of Section 2.3(b), the Service Provider shall have no obligation to provide such service; provided, however, that the Service Provider shall consider the Service Recipient’s request in good faith and the Parties shall discuss in good faith whether such service may nevertheless be provided by the Service Provider and, if so, the scope, term, pricing and other applicable terms for such service. If the Service Provider agrees to provide such service (any such agreed service, an “Additional Service”), the Parties shall in good faith document such agreed terms in an amendment to Exhibit A. Upon execution by the Parties, such amendment to Exhibit A shall be deemed part of this Agreement as of such date and such Additional Services shall be deemed “Services” provided hereunder, in each case, subject to the terms and conditions of this Agreement. For the avoidance of doubt, nothing in this Section 2.3(c) shall require the Service Provider to provide, or agree to provide, any such service requested by the Service Recipient.

Section 2.4 Service Modifications.

(a) Subject to Section 2.4(b) and Section 2.5(a), and except to the extent otherwise set forth in Exhibit A with respect to a particular Service, neither Party shall be entitled to any change to the nature, the manner of performing or level of a Service (each such change a “Change,” and, collectively “Changes”) without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed. In the event a Party desires a Change, it will deliver a written description of the proposed Change (a “Change Request”) to the other Party’s Contract Manager. The Service Provider shall provide the Service Recipient with an estimate of the additional costs of such proposed Change together with reasonable explanation and documentation, and the Parties shall negotiate in good faith the additional costs which may be borne by the Service Recipient as a result of such proposed Change. The foregoing sentence shall apply mutatis mutandis in case the Change Request will result in a decrease in costs which may be passed on to the Service Recipient. If the Parties mutually agree in writing on any Changes in response to a Change Request (including the allocation of additional costs or savings with respect thereto), the applicable Service shall be deemed modified in accordance with such agreement, and the Parties shall be responsible for all costs and expenses associated with such approved Change as agreed between them. For clarity and notwithstanding the foregoing, the addition of any Omitted Services or Additional Services shall not be accomplished by Change Request under this Section 2.4(a), but shall be subject in all cases to Section 2.3.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, the Service Provider may (i) change, modify or upgrade the Service Provider’s enterprise-wide technology, Software or systems, including technology, Software or systems used by it in connection with this Agreement, to the extent such change, modification or upgrade is made in the ordinary course of business or is reasonably necessary for security, legal, regulatory, operational or enterprise-wide business reasons and (ii) otherwise change, modify or upgrade the nature, manner of performing or level of a Service to the extent such change, modification or upgrade is made in the ordinary course of business or is made generally with respect to the Service Provider’s agreements with Third Parties or contractors; provided that, in each case, the Service Provider shall not implement any such change, modification or upgrade solely with respect to the Services provided hereunder, shall use commercially reasonable efforts to avoid any material degradation in the quality, functionality, availability, timeliness or security of the applicable Service, and shall use commercially reasonable efforts to minimize disruption to the Service Recipient’s Business. The Service Provider shall provide the Service Recipient with reasonable prior written notice of any such change, modification or upgrade that would reasonably be expected to materially affect the Service Recipient’s receipt or use of a Service, including reasonable information regarding the anticipated timing, scope and impact of such change, modification or upgrade. Any actual, reasonable and documented increase to the Service Provider in the cost of providing a Service as a result of a change, modification or upgrade permitted by this Section 2.4(b) may be passed through to the Service Recipient only to the extent such increase is not already included in the applicable Cost of Service, is allocated to the Service Recipient on a non-discriminatory basis as compared to the Service Provider’s Group, and does not increase the Service Charges for the applicable Service by more than fifteen percent (15%) in any calendar quarter without the Service Recipient’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 2.5 Limitations and Exclusions.

(a) Notwithstanding anything to the contrary herein, but subject to Section 15.8, the Service Provider (and the Affiliates and Sub-Contractors of the Service Provider) will not be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Service Recipient (and in no event shall the Service Recipient be permitted to resell or supply any Service to any Third Party).

(b) Each Party shall comply, at its own expense, with all applicable Laws regarding the performance of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Service Provider shall not be required to perform any of its obligations under this Agreement to the extent the Service Provider reasonably believes that performing such obligation would violate any applicable Law. The Parties shall cooperate in good faith to implement changes and/or modifications to any manner or method of Service, which in the Service Provider’s reasonable discretion, are reasonably necessary to ensure that such Service is performed in accordance with applicable Laws. The Service Recipient will promptly implement such changes and/or modifications.

ARTICLE III

[MANAGED SERVICES; LEASED EMPLOYEE SERVICES]

Section 3.1 Managed Services. Subject to applicable Law, to facilitate the orderly transfer of employment of certain Delayed Transfer Employees whose employment cannot transfer to the applicable Service Recipient (or a Designee) as of the Effective Time, the Service Provider shall provide (or shall cause a Designee to provide) to the Service Recipient, and the Service Recipient shall accept, the services of such Managed Services Employee from the Effective Date until the earliest of (a) the [twelve (12)-month] anniversary of the Effective Date (or such later time as mutually agreed in writing by the Parties), (b) the Applicable Transfer Date for such Managed Services Employee and (c) the termination of such Managed Services Employee’s employment (such period, the “Managed Services Period,” and such arrangement, the “Managed Services”). The Managed Services are not intended to alter the employment relationship between the Managed Services Employee and the applicable Service Provider during the Managed Services Period. Accordingly, during the Managed Services Period and for so long as such Managed Services Employee remains employed, each Managed Services Employee shall remain an employee solely of the applicable Service Provider (or a Designee). At the conclusion of the Managed Services Period, the employment of such Managed Services Employee is intended to transfer to the applicable Service Recipient (or Designee) in accordance with, and subject to, the terms of the Employee Matters Agreement. The Service Provider shall not hire any individual to be a Managed Services Employee or terminate the employment of any Managed Services Employee at or following the Effective Time without the prior written approval of the Service Recipient; provided, however, that the Service Provider may terminate such individual’s employment for cause (as determined by the Service Provider in its reasonable discretion) without receiving the Service Recipient’s prior written approval so long as the Service Provider notifies the Service Recipient in writing prior to taking such action. [Following the Effective Time, the Service Recipient may request that the Service Provider hire any individual to serve as a Managed Services Employee for a limited period (subject to the Service Provider’s approval, such approval not to be unreasonably withheld, conditioned or delayed by the Service Provider) and direct the Service Provider to terminate the employment or service of any Managed Services Employee.]

Section 3.2 Compensation, Benefits and Costs for Managed Services Employees. During the Managed Services Period for each Managed Services Employee, the applicable Service Provider shall (or shall cause a Designee to) continue to (a) pay and provide all salary or wages, incentive compensation, termination pay (if applicable), and all other compensation and benefits, and maintain and provide benefits, to the Managed Services Employees, in each case, at the same levels in effect immediately prior to the Effective Date and in accordance with applicable Law, collective bargaining agreement, employee benefit plans and/or employment policies, except to the extent any change in compensation or benefits is (x) required by applicable Law, any collective bargaining agreement or employee benefit plan in effect as of the date hereof or (y) mutually agreed upon in writing by the Parties and (b) withhold and remit all employee-paid Taxes and other employee-paid amounts, make all employer-paid payroll, social insurance, unemployment, workers’ compensation and similar contributions or payments required by applicable Law and file all reports and maintain all records in connection therewith in accordance with past practice and (c) maintain the cost of liability insurance coverage with respect to such employees consistent with past practices (collectively, the “Managed Services Costs”).

Section 3.3 Managed Services Managers. The Managed Services Employees will remain in the business organization of the applicable Service Provider and will not be integrated into the Service Recipient’s business organization prior to the Applicable Transfer Date. Each Party shall appoint a manager with the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements with respect to the Managed Services (each, a “Managed Services Manager”), who shall be the primary contact relating to the Managed Services. The Parties’ initial Managed Services Managers shall be set forth on Exhibit C. The Managed Services Managers shall meet, in person or by audio or video conference, at the reasonable request of either Managed Services Manager in order to ensure the provision of the Managed Services in accordance with this Agreement. Either Party may change its designated Managed Services Manager at any time upon written notice to the other Party in accordance with Section 15.5. Any replacement Managed Services Manager shall possess the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements with respect to the Managed Services.

Section 3.4 Leased Employee Services. Subject to applicable Law, to facilitate the orderly transfer of employment of the Leased Employees, the Service Provider shall provide (or cause a Designee to provide) to the Service Recipient, and the Service Recipient shall accept, the full-time services of the Leased Employees until the earliest of (a) the [twelve (12)-month] anniversary of the Effective Date (or such later time as mutually agreed in writing by the Parties), (b) the Applicable Transfer Date for such Leased Employee and (c) the termination of such Leased Employee’s employment (such period, the “Leased Employee Services Period,” and such arrangement, the “Leased Employee Services”). The Leased Employee Services are not intended to alter the employment relationship between the Leased Employee and the applicable Service Provider during the Leased Employee Services Period. Accordingly, each Leased Employee shall remain an employee solely of the applicable Service Provider during the Leased Employee Services Period; provided, however, that the Service Recipient shall have the right and authority to supervise, direct and control the day-to-day work performed by the Leased Employee. At the conclusion of the Leased Employee Services Period, the employment of such Leased Employee is intended to transfer to the applicable Service Recipient (or Designee) in accordance with, and subject to, the terms of the Employee Matters Agreement. The Service Provider shall not hire any individual to be a Leased Employee or terminate the employment of any Leased Employee at or following the Effective Time without the prior written approval of the Service Recipient; provided, however, that the Service Provider may terminate such individual’s employment for cause (as determined by the Service Provider in its reasonable discretion) without receiving the Service Recipient’s prior written approval so long as the Service Provider notifies the Service Recipient in writing prior to taking such action. [Following the Effective Time, the Service Recipient may request that the Service Provider hire any individual to serve as a Leased Employee for a limited period (subject to the Service Provider’s approval, such approval not to be unreasonably withheld, conditioned or delayed by the Service Provider) and direct the Service Provider to terminate the employment or service of any Leased Employee.]

Section 3.5 Compensation, Benefits and Costs for Leased Employees. During the Leased Employee Services Period for each Leased Employee, the applicable Service Provider shall (or shall cause a Designee to) continue to (a) pay and provide all salary or wages, incentive compensation, termination pay (if applicable), benefit costs and all other compensation and benefits, and maintain and provide benefits, to the Leased Employees, in each case, at the same levels in effect immediately prior to the Effective Date and in accordance with applicable Law, collective bargaining agreement, employee benefit plans and/or employment policies, and (b) withhold and remit all employee-paid Taxes and other employee-paid amounts, make all employer-paid payroll, social insurance, unemployment, workers’ compensation and similar contributions or payments required by applicable Law and file all reports and maintain all records in connection therewith and (c) maintain the cost of liability insurance coverage with respect to such employees consistent with past practices (collectively, the “Leased Employee Costs”).

Section 3.6 Duties and Responsibilities; Compliance with Applicable Law. During the Leased Employee Services Period, the Service Recipient shall (a) maintain accurate records regarding time worked by the Leased Employees and timely provide the Service Provider with all information reasonably necessary for the Service Provider to satisfy payroll, benefit, tax, employment and other employer-of-record obligations; (b) provide a safe work environment for the Leased Employees in compliance with applicable occupational health and safety Laws and promptly report any work-related injury or illness to the Service Provider; (c) comply in all material respects with applicable Laws concerning employment and employment practices with respect to the Service Recipient’s supervision and direction of the Leased Employees, including Laws prohibiting discrimination, harassment and retaliation; and (d) perform its obligations under this Article III with at least the same level of diligence and care it uses with respect to its own similarly situated employees.

ARTICLE IV

STANDARD OF CARE

Section 4.1 Standard of Care. Subject to Section 2.4(b), the Service Provider shall, and shall cause its Sub-Contractors who provide the Services hereunder to, perform the Services (a) in accordance with the terms of Exhibit A (including in a manner that meets any key performance indicators set forth therein, where applicable), (b) in substantially the same manner (including with respect to quality, availability, timeliness, skill and diligence), with substantially the same standard of care, and to substantially the same extent and service level as such Services (or substantially similar services) were provided to the Service Recipient’s Business during the Reference Period and (c) in a professional and workmanlike manner using reasonable care and skill. The Services shall be used solely for the operation of the Service Recipient’s Business for substantially the same purpose as used, and at the level of use reasonably required, by the Service Recipient’s Business in the Reference Period, as applicable.

Section 4.2 Shutdowns and Interruptions.

(a) Notwithstanding anything to the contrary in this Agreement, the Service Provider may temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, alterations or replacements to the extent reasonably necessary or appropriate. For any scheduled suspension, the Service Provider shall provide at least five (5) days’ prior notice to the Service Recipient, including reasonable information regarding the nature, timing, expected duration and anticipated impact of such suspension. For any emergency suspension, the Service Provider shall provide notice as soon as reasonably practicable. In each case, the Service Provider shall use commercially reasonable efforts to schedule and conduct the suspension in a manner designed to minimize disruption to the Service Recipient’s Business, minimize the duration of the suspension and restore the affected Service as promptly as reasonably practicable. Upon the Service Recipient’s request, the Service Provider shall use commercially reasonable efforts to identify and implement, or assist the Service Recipient in identifying and implementing, a commercially reasonable substitute, workaround or alternative means of providing the Service affected by a suspension detailed in this Section 4.2(a), or a substantially similar functionality until the affected Service is restored.

(b) The Parties acknowledge that there may be unanticipated temporary interruptions in the provision of a Service. The Service Provider shall notify the Service Recipient of any material interruption as soon as reasonably practicable after becoming aware of such interruption, including reasonable information regarding the nature, anticipated duration and anticipated impact of such interruption. The Service Provider shall use commercially reasonable efforts to remedy the cause of the interruption, restore the affected Service as promptly as reasonably practicable and cooperate with the Service Recipient to minimize the impact on the Service Recipient’s Business. The Service Provider shall not be excused from performance to the extent it fails to use commercially reasonable efforts to remedy the cause of the interruption or to restore the affected Service.

(c) In the event the obligations of the Service Provider to provide any Service are suspended in accordance with Section 4.2(a) or Section 4.2(b), the Service Provider and its Affiliates shall not have any liability whatsoever to the Service Recipient arising out of or relating to such suspension, except to the extent resulting from a breach by the Service Provider of any agreement or covenant required to be performed or complied with by the Service Provider pursuant to Section 4.2(a) or Section 4.2(b) (but subject to the other limitations on liability set forth in this Agreement).

ARTICLE V

THIRD-PARTY CONSENTS AND LICENSES

Section 5.1 Consents and Licenses. The Service Provider shall use commercially reasonable efforts, and the Service Recipient shall use commercially reasonable efforts to provide assistance as reasonably necessary, to obtain any Consents from Third Parties that are necessary for the Service Provider to provide the Services. Notwithstanding the foregoing, neither Party shall be required to take any action that would, or would reasonably be expected to, result in a violation or breach of, or default under, applicable Law or Contracts with Third Parties, relinquish, waive or forbear any material rights, amend or modify any Contracts with Third Parties other than to the extent necessary to obtain the applicable Consent, or pay any consideration to any Person for the purpose of obtaining such Consent unless the Parties have agreed in advance in writing to the allocation of such consideration. Unless otherwise agreed by the Parties in writing or set forth in Exhibit A, the Parties shall each bear their own internal costs incurred in connection with obtaining any such Consent, and any reasonable and documented out-of-pocket Third-Party fees, expenses or other additional costs incurred in connection with obtaining any such Consent shall be borne by the Service Recipient.

Section 5.2 Workarounds. If a Consent required for the Service Provider to provide a particular Service is not obtained in accordance with the provisions in Section 5.1 or is otherwise subsequently revoked, terminated or expires, (a) the Service Provider shall use commercially reasonable efforts (at the Service Provider’s and the Service Recipient’s cost, shared equally) to prevent any materially adverse impact on, and material disruption of, the Service Recipient’s Business and (b) the Parties shall cooperate in good faith to either (i) agree in writing on a workaround, including amending or replacing the Service in such a manner that the Consent or license of the relevant Third Party is no longer required (in which event the Parties shall modify the Cost of Service for the applicable Service taking into account such workaround), or (ii) terminate the relevant Service (in which case the Service Recipient shall no longer be required to pay Service Charges for such Service, except for any payments accruing prior to the effective date of the termination of such Service). For the avoidance of doubt, subject to the preceding sentence, if such a Consent is not obtained, or is otherwise subsequently revoked, terminated or expires, the Service Provider shall not be obligated to provide the affected Service to the Service Recipient.

Section 5.3 Third-Party Agreements. The Service Recipient acknowledges and agrees that the Services provided by the Service Provider through Third Parties or using Third-Party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider or its Affiliates and such Third Parties or their Affiliates. The Service Recipient shall comply, and shall cause its Affiliates to comply, with the terms of such agreements to the extent they are relevant to the receipt of the Services and to the extent that such terms are known to the Service Recipient or its personnel.

ARTICLE VI

MIGRATION FROM SERVICES

Section 6.1 Transitional Nature. The Service Recipient acknowledges that the Service Provider is not in the business of providing Services (or services of a like nature), and that the Services are being provided to the Service Recipient by the Service Provider as an accommodation to facilitate the transactions contemplated by the Separation Agreement on an interim basis during the Service Term, and in no event beyond the end of the Term, to facilitate the Service Recipient’s transition to its own personnel or Third Parties to procure the Services for itself. Accordingly, during the Term, and with respect to each particular Service, during the Service Term, the Service Recipient shall use reasonable efforts to implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from the Service Provider no longer necessary by the end of the Service Term applicable to each Service.

Section 6.2 Migration.

(a) To facilitate a timely and efficient transition to each Service Recipient’s own internal organization or other third-party service providers of the provision of each of the Services provided to it hereunder and the migration of any data to the Service Recipient’s own internal systems or third-party systems (“Migration”), within sixty (60) days following the Effective Date (or such other period as the Parties may agree to in writing), the Parties shall cooperate in good faith to develop and agree upon a written migration plan (“Migration Plan”). The Migration Plan may include, among other things, the following with respect to the Migration: (i) the phases of implementation; (ii) milestones; (iii) expected involvement of the Service Provider; (iv) service interdependency issues; (v) contingencies; (vi) developing plans to independently receive such services; and (vii) logistics to provide for the timely transfer of the Managed Services Employees’ and the Leased Employees’ employment to the Service Recipient as of such employee’s Intended Transfer Date. Such Migration Plan shall be amended by the Parties upon mutual agreement, acting in good faith, as required to facilitate the timely and efficient Migration.

(b) Unless otherwise expressly set forth in Exhibit A or the Migration Plan, the Service Recipient shall reimburse the Service Provider for all Service Provider costs and all reasonable, documented Third-Party costs and expenses incurred in connection with (i) the transfer of systems and data relating to the Business from the Service Provider’s and its Affiliates’ other systems and facilities to the Service Recipient’s or its Affiliates’ systems and facilities, including (where necessary) the physical or electronic segregation of systems and data within the Service Provider’s and its Affiliates’ existing systems and facilities and (ii) the Service Provider’s and its Affiliates’ support and performance under the Migration Plan or otherwise in connection with the Migration, in each case of the foregoing clauses (i) and (ii), only to the extent such costs and expenses are not already included in the applicable Service Charges and have been approved in advance in writing by the Service Recipient if they are reasonably expected to exceed fifty thousand dollars ($50,000) in the aggregate for the applicable Migration activity (such costs and expenses incurred in connection with the Migration, collectively, the “Migration Costs”). To the extent applicable, the Service Provider’s portion of the Migration Costs will be calculated on a time and materials basis and at rates consistent with the rates at which the Service Provider bills its personnel. Each Party shall use commercially reasonable efforts to minimize the Migration Costs.

ARTICLE VII

ACCESS AND SECURITY

Section 7.1 Cooperation and Access.

(a) The Service Recipient shall cooperate with the Service Provider to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (i) each Party shall make available on a timely basis to the other Party all information and materials requested by such Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) each Party shall, and shall cause the members of its Group to, upon reasonable notice, give or cause to be given to the other Party and its Affiliates and Sub-Contractors reasonable access, during regular business hours and at such other times as are reasonably required, to its premises (“Facilities”) and personnel to the extent reasonably necessary for the performance or receipt of the Services and (iii) each Party shall, and shall cause the members of its Group to, give the other Party and its Affiliates and Sub-Contractors reasonable access to, and all necessary rights to utilize, such Party’s, and its Group’s, assets, systems and technologies to the extent reasonably necessary for the performance or receipt of the Services (“Required Systems”).

(b) Each Party will (i) use the Facilities and Required Systems of the other Party solely for the purpose of providing or receiving the Services, (ii) limit such access to those of its representatives with a bona fide need to have such access in connection with the Services and who, if required by the provisions of this Agreement, have been duly approved to have such access, (iii) comply, and cause its employees, Sub-Contractors and third-party providers to comply, with all policies and procedures governing access to and use of such Facilities and Required Systems made known to such Party in writing reasonably in advance, and (iv) not knowingly tamper with, compromise or circumvent any security or audit measures employed by the Party whose Facilities or Required Systems are being accessed. All user identification numbers and passwords disclosed by a Party to the other Party and any information obtained by either Party as a result of such Party’s access to and use of the other Party’s Required Systems shall be deemed to be, and treated as, Confidential Information of the disclosing Party hereunder in accordance with the provisions set forth in Article X.

(c) Each Party shall promptly notify the other Party in writing of (i) any known or suspected breach of the privacy or security of the other Party’s or its Affiliates’ Facilities or Required Systems and (ii) any loss, destruction, damage or unauthorized disclosure of, or unauthorized activity relating to, the other Party’s or its Affiliates’ Facilities or Required Systems (each of the foregoing clauses (i)-(ii), a “Security Incident”), with such notice including an explanation of the nature and scope of the Security Incident. The Parties shall reasonably cooperate with each other in investigating and taking necessary actions to remediate such Security Incident and to facilitate the other Party’s compliance with applicable Laws in connection with such Security Incident (including with respect to any notices or responses relating to such Security Incident). Such cooperation shall be at the Service Recipient’s expense (including, as applicable, with respect to any breach notification and identity protection services that the Service Provider reasonably determines need to be furnished to affected Persons), but only to the extent such Security Incident was caused by the Service Recipient or any member of its Group.

Section 7.2 Data Processing. Notwithstanding anything to the contrary in this Agreement, any Personal Data Processed or otherwise made available by one Party to the other Party in connection with the Services, Managed Services or Leased Employee Services shall be subject to the Data Transfer Agreement, and each Party agrees to abide by the applicable provisions thereof, to the extent related to such data.

Section 7.3 Software Licenses. The Parties acknowledge that it may be necessary for each of them to make proprietary or Third-Party Software available to the other in the course and for the purpose of performing or receiving the Services (as applicable), subject to Article V in the case of Third-Party Software. Each Party (a) shall comply with all known license terms and conditions applicable to any and all proprietary or Third-Party Software made available to such Party by the other Party in the course of the provision or receipt (as applicable) of Services hereunder and (b) agrees that it shall use reasonable efforts to identify and provide to the other Party a copy of the applicable license terms (or, solely with respect to open source Software or other Software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all proprietary or Third-Party Software first made available to such other Party as of or after the Effective Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any Third Party.

ARTICLE VIII

COMPENSATION

Section 8.1 Service Charges. As compensation for each Service, Managed Service and Leased Employee Service rendered pursuant to this Agreement, the Service Recipient shall be required to pay to the Service Provider a fee for such services equal to the Cost of Service specified for such service in Exhibit A (such fees, together with any applicable Expenses, the “Service Charges”).

Section 8.2 Expenses. The Parties acknowledge and agree that, unless and to the extent expressly and specifically set forth as a component of a Cost of Service, the Service Provider shall be entitled to pass through, without markup of any kind, to the Service Recipient, and the Service Recipient shall reimburse the Service Provider for, reasonable, documented and out-of-pocket costs and expenses incurred by the Service Provider or any of its Sub-Contractors solely to the extent such costs and expenses are incremental to the costs and expenses included in the applicable Cost of Service, are reasonably necessary to provide the applicable Service in accordance with this Agreement, are not otherwise reimbursed under this Agreement, and are allocated to the Service Recipient on a reasonable and non-discriminatory basis (such expenses, collectively, “Expenses”). The Service Provider shall obtain the Service Recipient’s prior written approval, not to be unreasonably withheld, conditioned or delayed, before incurring any such costs or expenses that are reasonably expected to exceed fifty thousand dollars ($50,000) in the aggregate for any Service or category of related costs, except to the extent incurred in response to an emergency or as required by applicable Law, in which case the Service Provider shall notify the Service Recipient as soon as reasonably practicable.

Section 8.3 Taxes.

(a) Except with respect to Managed Services Costs and Leased Employee Costs, all Service Charges paid pursuant to this Agreement shall be exclusive of Taxes. The amount of any and all sales, use, goods and services and other similar Taxes that are assessed, imposed, sustained, incurred, levied and measured on or by: (i) the cost, value or price of Services provided by the Service Provider under this Agreement or (ii) the Service Provider’s cost of acquiring property or services used or consumed by the Service Provider in providing Services under this Agreement (“Service Taxes”) shall be borne by the Service Recipient; provided, however, that (A) in the case of any value-added Taxes, the Service Recipient shall not be obligated to pay such Taxes unless the Service Provider has issued to the Service Recipient a valid value-added Tax invoice in respect thereof, and (B) in the case of all Service Taxes, Service Recipient shall not be obligated to pay such Taxes if and to the extent the Service Recipient has provided any valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such Taxes, to the extent permitted by applicable Law. In the event that the Service Provider is required by applicable Law to pay any such Service Taxes, then the Service Provider shall timely pay such Service Taxes to the applicable Governmental Entity and the Service Recipient shall reimburse the Service Provider for such payment in accordance with Article IX or as otherwise mutually agreed in writing by the Parties.

(b) At the Service Recipient’s reasonable request and sole expense, (i) the Parties shall cooperate in good faith to reduce or eliminate any Service Taxes and (ii) the Service Provider shall reasonably cooperate with the Service Recipient in the Service Recipient’s pursuit of the refund of any Service Taxes; provided that, in the event that the Service Provider receives a refund of any Service Taxes paid to the Service Provider by the Service Recipient pursuant to Section 8.3(a) and previously remitted to the applicable Governmental Entity, the Service Provider shall promptly surrender such refund to the Service Recipient.

(c) Notwithstanding anything to the contrary in this Agreement, each Party shall pay and be responsible for all Taxes (other than such Taxes described in Section 8.3(a)) applicable to each of them in connection with this Agreement, including Taxes based on their own respective net income or profits or assets.

(d) Either Party shall have the right to deduct or withhold from any amounts payable under this Agreement such amounts as are required by applicable Law to be deducted or withheld with respect thereto and, to the extent such deducted or withheld amounts are duly and timely remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated as paid to the Person in respect of which such deduction or withholding was made for all purposes of this Agreement. The Parties shall cooperate in good faith to reduce or eliminate withholding with respect to any amounts payable under this Agreement. Notwithstanding the foregoing, if the Service Provider reasonably believes that a reduced rate of withholding applies or the Service Provider is exempt from withholding, then the Service Provider shall notify the Service Recipient and the Service Recipient shall, to the extent permitted by applicable Law, apply such reduced rate of withholding or no withholding at such time as the Service Provider has provided the Service Recipient with evidence reasonably satisfactory to the Service Recipient that a reduced rate of withholding is required (and that all necessary administrative provisions or requirements have been completed). The Service Recipient shall duly and timely remit to the appropriate Governmental Entity any amounts required to be deducted or withheld and shall promptly provide to Service Provider receipts or other documents evidencing such payment of any such deducted or withheld amount to the applicable Governmental Entity. The Service Recipient shall not be required in any circumstances to pursue any refund of Taxes so deducted or withheld and paid over to a Governmental Entity; provided, however, that (i) the Service Recipient shall, at the Service Provider’s reasonable request and sole expense, cooperate with the Service Provider in the Service Provider’s pursuit of such refund of Taxes, and (ii) in the event that the Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted to the applicable Governmental Entity, the Service Recipient shall promptly surrender such refund to the Service Provider.

(e) Each of the Service Provider and Service Recipient shall promptly notify the other of any deficiency claim or similar notice by a Governmental Entity with respect to Service Taxes or withholding on any amounts payable under this Agreement, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the other Party, as applicable, in connection with (i) the reporting of, (ii) any audit relating to, and (iii) any assessment, refund, claim or proceeding relating to, in each case, such Service Taxes or withholding.

(f) Except as otherwise specifically provided in this Agreement, Tax matters shall be exclusively governed by the Tax Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement and this Agreement, the Tax Matters Agreement shall control.

Section 8.4 Books and Records. The Service Provider shall, and shall cause the members of its Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Service for Services rendered by it or the other members of its Group and shall make such books available to the Service Recipient, upon reasonable notice, during normal business hours; provided, however, that to the extent the Service Provider’s books, or the books of the members of its Group, contain Information relating to any other aspect of the Service Provider’s Business or the business of any member of its Group, as applicable, the Parties shall negotiate a procedure to provide the Service Recipient with necessary access while preserving the confidentiality of such Information.

ARTICLE IX

INVOICING AND PAYMENT

Section 9.1 Payment Terms.

(a) The Service Provider shall invoice the Service Recipient monthly in U.S. dollars, within thirty (30) days after the end of each month, or at such other interval specified with respect to a particular Service in Exhibit A, at an amount equal to the aggregate Service Charges due for all Services, Managed Services and Leased Employee Services provided in such month or other specified interval, as applicable, plus any Service Taxes payable in accordance with Section 8.3 and other amounts owed hereunder. Invoices shall set forth a description of the Services, Managed Services and Leased Employee Services provided and reasonable documentation to support the charges thereon, which invoice and documentation shall be in substantially the same level of detail and substantially in accordance with the procedures for invoicing as provided to the Service Provider’s other businesses (as applicable). Invoices shall be directed to the Contract Managers or to such other Person designated in writing from time to time by such Contract Managers.

(b) Subject to Section 9.2, and except as otherwise set forth in Exhibit A, the Service Recipient shall pay to the Service Provider all undisputed invoiced amounts in full within thirty (30) days after receipt of each invoice by wire transfer of immediately available funds to the account specified by the Service Provider.

Section 9.2 Disputed Invoices. If the Service Recipient, acting in good faith, disputes the accuracy of all or part of any invoice, the Service Recipient shall notify the Service Provider’s Contract Manager promptly, and in no event later than thirty (30) days following receipt of the invoice in question. Any objection to the amount of any invoice shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Article XIV. Any amounts not disputed in accordance with this Section 9.2 shall be deemed accepted and payable as provided in Section 9.1.

Section 9.3 Late Payments. In addition to any other remedies for non-payment, if any payment is not received by the Service Provider on or before the date that is thirty (30) days following the date such amount is due, then the Service Recipient shall be required to pay to the Service Provider, in addition to any such unpaid amounts, interest on such amounts calculated at (a) a rate of eight percent (8%) per annum or (b) if lower, the highest rate of interest permitted by applicable Law. Such interest shall accrue daily beginning on the thirty-first (31st) day after the applicable due date through and including the date of payment. Notwithstanding the foregoing, interest shall not accrue pursuant to this Section 9.3 to the extent, and for as long as, any such unpaid amounts are being disputed in good faith pursuant to Section 9.2.

Section 9.4 No Set-Off. Subject to Section 9.2, the Service Recipient shall not withhold any payments to the Service Provider under this Agreement to offset payments due to such Service Recipient or its Affiliates pursuant to this Agreement, the Separation Agreement, any Ancillary Agreement or any other agreement between the Parties or any of their respective Affiliates, unless such withholding is expressly agreed in writing by the Parties or is provided for in the final ruling of a court of competent jurisdiction. Any required adjustment to payments due hereunder will be made pursuant to a subsequent invoice.

ARTICLE X

CONFIDENTIALITY

Section 10.1 Confidential Information. As used herein, “Confidential Information” means any confidential and proprietary information of a Party, regardless of form, which such Party considers to be confidential and proprietary, including information that: (a) if disclosed in writing, is labeled as “confidential” or “proprietary”; (b) if disclosed orally, is designated confidential at disclosure; (c) by nature or the circumstances of its disclosure, should reasonably be considered as confidential; or (d) constitutes information or data related to the Services, including Know-How, trade secrets, algorithms, source code, product/service specifications, prototypes, product roadmaps, Software, product pricing, marketing plans, financial data, personnel statistics, methods of manufacturing and processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) rightfully becomes publicly available other than by a breach of a duty to the Disclosing Party or violation of Law; (ii) is rightfully received by the Receiving Party from a Third Party without any obligation of confidentiality; or (iii) is independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

Section 10.2 Confidentiality Obligations. Each Party and its Affiliates that receives, obtains or otherwise becomes aware of any Confidential Information of the other Party or its Affiliates under or in connection with this Agreement (the “Receiving Party”) agrees with respect to the Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) to (a) keep the Disclosing Party’s Confidential Information confidential, (b) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations or exercise its rights under this Agreement or otherwise in connection with a Dispute, (c) protect the Disclosing Party’s Confidential Information using at least the same degree of care that it uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care, and (d) limit access to the Disclosing Party’s Confidential Information to its personnel, Affiliates, assignees, contractors, subcontractors, sublicensees, authorized representatives and advisors (including financial, tax, legal and technical advisors), in each case, who have a need to access or know such Confidential Information for the purpose of performing its obligations or exercising its rights under this Agreement and who are bound by confidentiality obligations or professional duties of confidentiality that are at least as protective of the Confidential Information as the obligations set forth in this Agreement. The Receiving Party shall be responsible for any breach of this Article X by any Person to whom it discloses the Disclosing Party’s Confidential Information, except to the extent such Person is separately bound by confidentiality obligations directly to the Disclosing Party. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to grant to the Receiving Party any rights in or to any Confidential Information of the Disclosing Party.

Section 10.3 Disclosure Required by Law. In the event that the Receiving Party is requested or required by Law (including subpoena or court order) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permissible, provide prompt written notice to the Disclosing Party of such request or requirement, so that the Disclosing Party will have a reasonable opportunity to seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, the Receiving Party shall reasonably cooperate with the Disclosing Party in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law. If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Article X; provided that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such Law. Similarly, with respect to any disclosure of Confidential Information in connection with a Dispute, the Receiving Party shall exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to any Confidential Information of the Disclosing Party prior to its disclosure.

Section 10.4 Disclosure in Connection with Due Diligence. The terms of each Exhibit to this Agreement shall be the Confidential Information of both Parties. A Party may provide any Exhibit to this Agreement to any Third Party, subject to confidentiality obligations no less restrictive than those set forth in this Article X, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such Third Party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).

ARTICLE XI

INTELLECTUAL PROPERTY

Section 11.1 Intellectual Property Ownership. Subject to Section 11.2, nothing in this Agreement (including the performance, use or receipt of the Services) will be deemed to transfer, assign or otherwise convey any right, title or interest in or to any Intellectual Property or data of one Party or its Affiliates to the other Party or its Affiliates. As of the Effective Date, neither Party intends to jointly develop any Intellectual Property under this Agreement or develop any Intellectual Property on behalf of the other under this Agreement. If the Parties at any time anticipate such development of Intellectual Property under this Agreement, the Parties shall negotiate in good faith an agreement regarding their respective Intellectual Property rights arising from such development prior to the commencement thereof.

Section 11.2 Grant of License. Subject to the terms and conditions of this Agreement, each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and the members of its Group a non-exclusive, nontransferable, except pursuant to a permitted assignment of this Agreement, worldwide, royalty-free license, during the term of this Agreement and, solely to the extent necessary to complete any orderly wind-down or Migration activities contemplated by this Agreement, for a reasonable period thereafter, to use the Intellectual Property, other than trademarks and other source indicators, owned by such Party and the members of its Group solely to the extent necessary for and solely for the purposes of performing obligations under this Agreement, receiving or using the Services in accordance with this Agreement, or completing the Migration. The foregoing license may be sublicensed only to the receiving Party’s Affiliates and to its and their Sub-Contractors, service providers, advisors and representatives who have a need to use such Intellectual Property for the purposes permitted by this Section 11.2 and who are subject to confidentiality and use restrictions consistent with this Agreement. Neither Party shall use the other Party’s Intellectual Property for any purpose other than as expressly permitted by this Agreement, and no rights or licenses are granted by implication, exhaustion or otherwise.

ARTICLE XII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 12.1 Indemnification.

(a) Indemnification by the Service Recipient. Each Party, as the Service Recipient, shall indemnify, defend and hold harmless the other Party, as the Service Provider, and the Service Provider’s Affiliates and its and their respective employees, officers, agents and representatives (collectively, the “Provider Indemnified Parties”), from and against any and all Indemnifiable Losses incurred by any Provider Indemnified Party to the extent arising out of, relating to or resulting from (i) the Service Recipient’s or any member of its Group’s material breach of this Agreement, (ii) the gross negligence or willful misconduct of the Service Recipient or any member of its Group in connection with the receipt or use of the Services, (iii) the Service Recipient’s or any member of its Group’s use of the Services other than in accordance with this Agreement, (iv) any information, materials, data, instructions or access provided by or on behalf of the Service Recipient or any member of its Group in connection with the Services, except to the extent such Indemnifiable Losses result from the Service Provider’s breach of this Agreement, gross negligence or willful misconduct, (v) actual or alleged harassment or discrimination or other wrongful or illegal conduct of the Service Recipient, or any Service Recipient employees, subcontractors, officers or directors or (vi) any Third-Party claim arising out of the Service Recipient’s Business, except to the extent such claim results from the Service Provider’s breach of this Agreement, gross negligence or willful misconduct.

(b) Indemnification by the Service Provider. Each Party, as the Service Provider, shall indemnify, defend and hold harmless the other Party, as the Service Recipient, and the Service Recipient’s Affiliates and its and their respective employees, officers, agents and representatives (collectively, the “Recipient Indemnified Parties”), from and against any and all Indemnifiable Losses incurred by any Recipient Indemnified Party to the extent arising out of, relating to or resulting from (i) the Service Provider’s or any member of its Group’s or Sub-Contractor’s material breach of this Agreement, (ii) the gross negligence or willful misconduct of the Service Provider or any member of its Group or Sub-Contractor in connection with the provision of the Services, (iii) the Service Provider’s or any member of its Group’s or Sub-Contractor’s failure to comply with applicable Law in connection with the provision of the Services, (iv) actual or alleged harassment or discrimination or other wrongful or illegal conduct of the Service Provider, or any Service Provider employees, subcontractors, officers or directors (excluding any Managed Services Employee or Leased Employee), or (v) any Third-Party claim that the Services, or the Service Provider’s Intellectual Property used by the Service Recipient as expressly permitted under this Agreement, infringe, misappropriate or otherwise violate the Intellectual Property rights of such Third Party, except to the extent such claim results from information, materials, data, instructions or access provided by or on behalf of the Service Recipient, modifications made by or on behalf of the Service Recipient without the Service Provider’s authorization, or the Service Recipient’s use of the Services other than in accordance with this Agreement.

(c) Special Indemnity. Without limiting the Service Provider’s remedies under the Separation Agreement and Employee Matters Agreement, the Service Recipient shall indemnify, defend and hold harmless the Provider Indemnified Parties from and against any Indemnifiable Losses arising out of or resulting from any Third Party claim to the extent arising from (i) the Service Recipient’s supervision, direction or control of a Leased Employee under Section 3.4, (ii) any allegation that the Service Recipient is a joint employer or co-employer of a Managed Services Employee or Leased Employee arising out of or relating to the arrangements contemplated by Article III, (iii) the employment by the Service Provider (or a Designee), or the termination of employment, of any Managed Services Employee or Leased Employee during or at the conclusion of the Managed Services Period or Leased Employee Services Period or (iv) the gross negligence or willful misconduct of a Managed Services Employee or Leased Employee in such employee’s performance of the Managed Services or Leased Employee Services, in each case except to the extent such Indemnifiable Losses result from the Service Provider’s breach of this Agreement or the Employee Matters Agreement, failure to comply with applicable Law, gross negligence or willful misconduct.

(d) Indemnification Relating to Service Provider Personnel. [The Parties do not anticipate that the provision of the Services, the expiration or termination of this Agreement or the expiration or termination of any Service will result in the transfer of employment to the Service Recipient of any employee or other personnel of the Service Provider who provides Services under this Agreement, other than any Managed Services Employee or Leased Employee whose transfer of employment to the Service Recipient is contemplated by the Employee Matters Agreement. If, upon the expiration or termination of this Agreement or the expiration or termination of any Service, the employment of any such employee or other personnel (other than any Managed Services Employee or Leased Employee whose transfer of employment is contemplated by the Employee Matters Agreement) transfers (or is alleged to have transferred) to the Service Recipient pursuant to applicable Law, the Service Recipient shall, within five (5) Business Days after becoming aware of that fact, provide written notice to the Service Provider, and the Service Provider may offer employment to such individual or take such other steps as it considers appropriate to transfer the employment of such individual back to the Service Provider. The Service Recipient shall reasonably cooperate in connection therewith. If no such offer of employment is made or such offer is not accepted or the matter is not otherwise resolved, the Service Recipient may terminate the employment of any such individual (provided that notice of such termination is given to such individual within thirty (30) days following Service Recipient giving notice pursuant to this Section 12.1(d)) and the Service Provider shall indemnify, defend and hold harmless the Recipient Indemnified Parties against any Indemnifiable Losses incurred by the Recipient Indemnified Parties, including as a result of (i) any claim or demand made or brought against the Service Recipient by any person or any claim submitted on their behalf on the grounds that their employment and/or any Liabilities in connection with that employment, its termination or cessation howsoever arising have or should have transferred pursuant to applicable Law; (ii) any claim or demand made or brought by any person whomsoever on the grounds that there has been a failure in whole or in part to inform and/or consult under any applicable Law; and (iii) any dismissals permitted by this Section 12.1(d) (including the cost of employment until the date of dismissal).]

Section 12.2 Indemnification Procedures. The indemnification procedures set forth in Section 6.4 and Section 6.5 of the Separation Agreement shall apply to the matters indemnified hereunder, mutatis mutandis; provided that, for purposes of this Section 12.2, in the event of any conflict between the provisions of Section 6.4 and Section 6.5 of the Separation Agreement and this Article XII, the provisions of this Agreement shall control. The procedures related to indemnification of Tax matters shall be exclusively governed by the Tax Matters Agreement.

Section 12.3 DISCLAIMER OF WARRANTIES. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT, THE SERVICES, INCLUDING ALL SOFTWARE AND EQUIPMENT PROVIDED AS PART OF THE SERVICES, ARE PROVIDED ON AN “AS IS” BASIS AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NOTHING IN THIS SECTION 12.3 SHALL LIMIT OR DISCLAIM ANY PARTY’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING THE SERVICE PROVIDER’S OBLIGATIONS UNDER ARTICLE IV, ANY EXPRESS SERVICE LEVELS SET FORTH IN EXHIBIT A, EACH PARTY’S OBLIGATIONS TO COMPLY WITH APPLICABLE LAW IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR ANY OBLIGATIONS RELATING TO CONFIDENTIALITY, DATA PROTECTION, SECURITY, INDEMNIFICATION OR INTELLECTUAL PROPERTY EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 12.4 Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT (INCLUDING THIS ARTICLE XII), TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE, WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY, OR OTHERWISE, AT LAW OR IN EQUITY, TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT, EVEN IF SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO ANY SUCH LOSSES TO THE EXTENT PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, OR TO LOSSES ARISING OUT OF OR RELATING TO A PARTY’S FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACH OF CONFIDENTIALITY OBLIGATIONS, BREACH OF DATA PROTECTION OR SECURITY OBLIGATIONS, MISUSE OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY, OR PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

Section 12.5 Liability Cap. EXCEPT WITH RESPECT TO EXCLUDED CLAIMS, EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY AND ITS AFFILIATES FOR ALL CLAIMS AND LOSSES ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT SHALL NOT EXCEED, WITH RESPECT TO CLAIMS RELATING TO A PARTICULAR SERVICE, THE AGGREGATE SERVICE CHARGES PAID OR PAYABLE FOR SUCH SERVICE DURING THE TWELVE (12)-MONTH PERIOD FOLLOWING THE EFFECTIVE DATE OR, WITH RESPECT TO CLAIMS NOT RELATING TO A PARTICULAR SERVICE, THE AGGREGATE SERVICE CHARGES PAID OR PAYABLE UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD FOLLOWING THE EFFECTIVE DATE. FOR PURPOSES OF THIS SECTION, “EXCLUDED CLAIMS” MEANS CLAIMS ARISING OUT OF OR RELATING TO A PARTY’S FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACH OF CONFIDENTIALITY OBLIGATIONS, BREACH OF DATA PROTECTION OR SECURITY OBLIGATIONS, MISUSE OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY, PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, OR INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD-PARTY CLAIMS.

ARTICLE XIII

TERM AND TERMINATION

Section 13.1 Term of Agreement. This Agreement is effective as of the Effective Date and shall remain in effect with respect to each Service until the end of the Service Term for such Service, unless this Agreement is earlier terminated (a) in its entirety or with respect to such Service, in each case, in accordance with this Article XIII, or (b) by mutual written consent of the Parties; provided that, notwithstanding anything to the contrary herein, in no event shall this Agreement or the Services provided hereunder continue beyond the date that is [twenty-four (24) months] from the Effective Date (the “Outside Date” and such overall term of this Agreement, the “Term”).

Section 13.2 Service Extensions.

(a) Except as otherwise expressly provided in Exhibit A, the Service Recipient may extend the Initial Service Term for any Service for (i) one (1) additional period of three (3) months at the original Cost of Service and (ii) one (1) further period of three (3) months at a Cost of Service equal to one hundred fifteen percent (115%) of the original Cost of Service (each, a “Service Extension”), in each case by providing written notice to the Service Provider at least thirty (30) days before the expiration of the then-current Service Term for such Service; provided that in no event may the Service Term for any Service be extended beyond the Outside Date. Upon the Service Recipient’s exercise of a Service Extension, Exhibit A shall automatically be deemed to be updated to reflect the new Service Term and (as applicable) the increased Cost of Service for the applicable Service. Notwithstanding the foregoing in this Section 13.2(a), the Service Provider will not be in breach of its obligations under this Section 13.2(a) if it is unable to comply with a request for Service Extension where a Consent that is required for the Service Provider to continue to provide the applicable Service during the requested Service Extension period cannot be obtained by the Service Provider in accordance with the provisions in Section 5.1.

(b) Except as otherwise expressly provided in Exhibit A, after exercising both Service Extensions pursuant to Section 13.2(a) with respect to a Service, the Service Recipient may request a further extension of such Service by providing written notice to the Service Provider at least thirty (30) days prior to the expiration of the then-current Service Term for the relevant Service; provided that in no event may the Service Term for any Service be extended beyond the Outside Date; provided, further, that, except as otherwise expressly provided in Exhibit A, the Cost of Service payable by the Service Recipient to the Service Provider with respect to each Service provided during any such additional service extension period shall be equal to one hundred twenty-five percent (125%) of the original Cost of Service. The Service Provider shall consider the Service Recipient’s request in good faith, but shall have no obligation to agree to the requested extension. In the event that the Service Provider agrees in writing to any such extension (an “Additional Service Extension”), including the duration thereof, Exhibit A shall automatically be deemed to be updated to reflect the new Service Term and the increased Cost of Service for the applicable Service.

Section 13.3 Termination.

(a) Breach.

(i) Each Party may terminate this Agreement or any affected Service upon thirty (30) days’ prior written notice to the other Party in the event that such other Party materially breaches this Agreement (excluding any failure to pay undisputed amounts of money when due, which, for clarity, is addressed in Section 13.3(a)(ii)), unless such breach is cured within such thirty (30)-day period; provided, however, that if the breaching Party is diligently and in good faith undertaking reasonable efforts to cure the breach, the non-breaching Party may not terminate this Agreement or the affected Service(s) for so long as the breaching Party continues to diligently pursue such cure in good faith.

(ii) Each Party may terminate any affected Service upon thirty (30) days’ prior written notice to the other Party in the event that such other Party fails to pay any undisputed amounts of money on or prior to the date that is thirty (30) days following the date such amount is due, unless such failure is cured within thirty (30) days following receipt of such notice.

(b) Insolvency. Except as otherwise provided by Law, each Party may terminate this Agreement (i) with immediate effect upon written notice to the other Party, in the event that the other Party (A) makes, or seeks to make, a general assignment for the benefit of its creditors or takes any similar action, or (B) ceases its operations or is liquidated or dissolved, and (ii) upon sixty (60) days’ prior written notice, in the event that the other Party (x) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief or similar applicable Laws affecting the enforcement of creditors’ rights generally in any jurisdiction (other than proceedings for the purpose of effecting a financial restructuring or reorganization in which such Party continues to operate its business in the ordinary course), which proceedings are not dismissed within such sixty (60) day period, or (y) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property related to this Agreement, which application or consent is not rejected or revoked within such sixty (60) day period.

(c) Voluntary Termination. Except as otherwise expressly provided in Exhibit A, upon not less than thirty (30) days’ prior written notice, the Service Recipient shall be entitled to terminate one or more Services being provided by the Service Provider for any reason or no reason at all; provided that the termination of any Service shall only be effective on the last day of a calendar month. Within ten (10) days following receipt of such termination notice, the Service Provider shall notify the Service Recipient in writing (i) of any Bundled Services with respect to the Service subject to the termination notice and (ii) whether the termination of the Service subject to the termination notice and any Bundled Services will result in the imposition of any Early Termination Charges (and, if so, a good faith estimate of such Early Termination Charges) (an “Early Termination Consequence Notice”). If the Service Provider delivers an Early Termination Consequence Notice to the Service Recipient as provided in this Section 13.3(c), the Service Recipient may withdraw its initial termination notice within five (5) days of such notification. If the Service Recipient does not withdraw its initial termination notice within such five (5)-day period, the termination of such Services will be final, including with respect to (A) the termination of any Bundled Services identified by the Service Provider in its Early Termination Consequence Notice, and (B) the Service Recipient’s obligation to pay Early Termination Charges in accordance with Section 13.4.

(d) Force Majeure Event. In the event that the Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for fifteen (15) days, the Service Recipient may immediately terminate such Service upon written notice to the Service Provider.

Section 13.4 Early Termination Charges. Except as otherwise expressly set forth in Exhibit A with respect to a particular Service, in the event of a termination by the Service Provider under Section 13.3(a) or by the Service Recipient under Section 13.3(c), the Service Recipient shall pay to the Service Provider any Third-Party breakage, early termination or other fees payable by the Service Provider solely as a result of the early termination of such Service or this Agreement with respect to any resources or pursuant to any Third-Party Contracts used by the Service Provider to provide such Service or perform under this Agreement (or an equitably allocated portion thereof, in the case of any such resources or Contracts that also were used for purposes other than providing Services hereunder) (the “Early Termination Charges”). Good-faith, non-binding estimates of the Early Termination Charges known to the Service Provider as of the Effective Date are set forth in Exhibit A. Except as otherwise expressly set forth in Exhibit A with respect to a particular Service, the Service Recipient shall not be responsible for any internal costs and expenses incurred by the Service Provider in connection with any such early termination. The Service Provider may invoice the Service Recipient for any amounts payable by the Service Recipient under this Section 13.4 as a lump sum within thirty (30) days following the effective date of the applicable termination, detailing the grounds and calculation of such additional charges in the invoice, and the Service Recipient shall pay such invoiced amounts in accordance with Article IX. The Service Provider shall use commercially reasonable efforts to mitigate any such Early Termination Charges. In the event that the Service Provider seeks to enter into a new Contract with a Third Party to provide a particular Service under this Agreement, and early termination of such Service would result in Early Termination Charges in excess of fifty thousand dollars ($50,000) pursuant to such Contract, then the Service Provider shall reasonably consult with the Service Recipient with respect thereto prior to entering into such Contract.

Section 13.5 Survival. The termination of a particular Service shall not affect the validity of this Agreement with respect to any other Service. The Parties agree that (i) Article I (Definitions and Interpretation), Article VIII (Compensation), Article IX (Invoicing and Payment), Article X (Confidentiality), Section 11.1 (Intellectual Property Ownership), Article XII (Indemnification; Limitation of Liability), Section 13.4 (Early Termination Charges), this Section 13.5 (Survival), Section 13.6 (Consequences of Termination), Section 13.7 (Records), Section 14.3 (Dispute Resolution), and Article XV (Miscellaneous) shall survive the termination or expiration of this Agreement, and (ii) nothing herein shall release any Party from any liability for any breach of any commitment, obligation or agreement that was committed prior to such termination.

Section 13.6 Consequences of Termination. Upon termination of any Service, Managed Service or Leased Employee Service in accordance with this Agreement, subject to Section 13.5, (a) the Service Provider shall have no obligation to provide such Service, Managed Service or Leased Employee Service or to cause such service to be provided, hereunder, and the Service Recipient shall immediately cease using, directly or indirectly, such Service, Managed Service or Leased Employee Service hereunder and (b) the Service Recipient shall have no further obligation to pay any Service Charges relating to any such service; provided that the Service Recipient shall remain obligated to the Service Provider for, and shall promptly pay to the Service Provider, any Service Charges accrued but not paid as of the effective date of such termination and any Early Termination Charges for such Service (as applicable).

Section 13.7 Records. Upon the request of the Service Recipient after the termination of a Service with respect to which the Service Provider holds books, records or files, including current and archived copies of computer files, (a) owned solely by the Service Recipient or its Affiliates and used by the Service Provider solely in connection with the provision of a Service pursuant to this Agreement or (b) created by the Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient (or at the Service Recipient’s election, destroyed by the Service Provider), other than, in each case, such books, records and files electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel, which such books, records and files will not be used by the Service Provider for any other purpose. The Service Recipient shall bear the Service Provider’s and its Affiliates’ reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Service Provider may make one copy of such books, records or files for its legal files, subject to such Service Provider’s obligations under Article X.

ARTICLE XIV

MANAGEMENT AND DISPUTE RESOLUTION

Section 14.1 Contract Managers. Each Party will appoint a contract manager, who shall be responsible for all day-to-day operational and administrative matters arising hereunder, and who shall be the primary contact for the other Party for any issues arising hereunder (each, a “Contract Manager”). The Contract Managers shall meet (in person or by audio or video conference) on a regular basis, and no less frequently than monthly, during the Term, in order to ensure the provision of the Services in accordance with the terms hereof, as well as the orderly transition of those Services at the end of the applicable Service Term. During such meetings, the Contract Managers may, among other things, discuss invoices and any other issues requiring coordination or resolution under this Agreement. Each Party’s initial Contract Manager shall be set forth on Exhibit C; either Party may change its designated Contract Manager at any time upon notice given to the other Party in accordance with Section 15.5.

Section 14.2 Service Coordinators. Each Party will also appoint a Service-specific contract manager, who shall be responsible for all day-to-day operational and administrative matters arising under a specific Service and who shall be the primary contact for the other Party for any issues arising under that specific Service (each, a “Service Coordinator”).

Section 14.3 Dispute Resolution. The dispute resolution procedures set forth in Article VIII of the Separation Agreement shall apply and are hereby incorporated herein by reference, mutatis mutandis; provided that prior to submitting a General Dispute Notice pursuant to Section 8.1(c)(ii) of the Separation Agreement, the Parties shall first comply with the procedures set forth in this Section 14.3.

(a) Service-Specific Disputes. If a Dispute relates specifically to the provision, quality, scope or performance of a particular Service (a “Service-Specific Dispute”), such Service-Specific Dispute shall first be submitted in writing to the relevant Service Coordinator of each Party, and such Service Coordinators shall seek to resolve such Service-Specific Dispute through informal good faith negotiation. In the event that such Service-Specific Dispute is not resolved by the relevant Service Coordinators within five (5) Business Days after the submission of such Service-Specific Dispute to such Service Coordinators, the Service-Specific Dispute shall be escalated in writing to the Contract Manager of each Party, and such Contract Managers shall seek to resolve such Service-Specific Dispute through informal good faith negotiation within an additional five (5) Business Days.

(b) Non-Service-Specific Disputes. If a Dispute does not relate specifically to the provision, quality, scope or performance of a particular Service (a “Non-Service-Specific Dispute”), such Non-Service-Specific Dispute shall be submitted in writing directly to the Contract Manager of each Party, and such Contract Managers shall seek to resolve such Non-Service-Specific Dispute through informal good faith negotiation within ten (10) Business Days after the submission of such Non-Service-Specific Dispute to such Contract Managers.

(c) General Dispute Notice. In the event that a Service-Specific Dispute is not resolved by the Contract Managers within the time period specified in Section 14.3(a), or a Non-Service-Specific Dispute is not resolved by the Contract Managers within the time period specified in Section 14.3(b), then either Party may deliver a General Dispute Notice pursuant to Section 8.1(c)(ii) of the Separation Agreement and the terms and conditions of Article VIII of the Separation Agreement shall apply.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Force Majeure. In case performance of any terms or provisions hereof by a Party shall be delayed or prevented, in whole or in part, because of or related to any requirement of any Law or national securities exchange, or because of an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by such Party to the other Party, such Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Party on account thereof; provided, however, that the Party whose performance is interfered with promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Party shall be excused from performance if such Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event.

Section 15.2 Relationship of the Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between the Service Provider and the Service Recipient or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party shall act under this Agreement solely as an independent contractor and not as an agent or employee of the other Party or any of such Party’s Affiliates.

Section 15.3 Complete Agreement; Construction. This Agreement, including the Exhibits hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit hereto, the Exhibit shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof.

Section 15.4 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 15.5 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 15.5 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 15.5 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.5):

To RemainCo:

Flex Ltd.

12515-8 Research Blvd, Suite 300

Austin, Texas 78759

Attention:  [•], [•]

Email: legalnotices@flex.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave.

Palo Alto, CA 94301

Attention:  Amr Razzak, Esq.

Email:    amr.razzak@skadden.com

To SpinCo:

Axiom Solutions International, Inc.

Domain Tower II, 19th Floor, 10025 Alterra Parkway

Austin, TX 78758

Attention:  [•], [•]

Email: [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave.

Palo Alto, CA 94301

Attention: Amr Razzak, Esq.

Email: amr.razzak@skadden.com

Section 15.6 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 15.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.

Section 15.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by either of the Parties without the prior written consent of the other Party (which consent may be granted or withheld in such other Party’s sole discretion); provided that such first Party may assign or transfer, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Party, this Agreement or any of the rights, interests or obligations under this Agreement to (a) one or more of its Affiliates and (b) the successor to all or a portion of the business or assets to which this Agreement relates; provided, further, that (i) the assigning or transferring Party shall promptly notify the non-assigning or non-transferring Party in writing of any assignments or transfers it makes under the foregoing clause (b) and (ii) in either case of the foregoing clauses (a) or (b), the Person to whom this Agreement is assigned or transferred shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned or transferred. Any purported assignment in violation of this Section 15.8 shall be void ab initio. No assignment or transfer shall relieve the assigning or transferring Party of any of its obligations under this Agreement that accrued prior to such assignment or transfer unless agreed to by the non-assigning or non-transferring Party. Nothing in this Section 15.8 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.2.

Section 15.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 15.10 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to this Agreement).

Section 15.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Date.

Section 15.12 Third Party Beneficiaries. Except with respect to indemnification obligations hereunder, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 15.13 Title and Headings . Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 15.14 Governing Law . This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, and any dispute arising directly or indirectly out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 15.15 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of Article XIV and this Article XV (including after compliance with all notice and negotiation provisions), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 15.16 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 15.17 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

REMAINCO:

FLEX LTD.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SPINCO:

AXIOM SOLUTIONS INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]